EXHIBIT 10.2

Employment Agreement

This Employment Agreement (this “Agreement”) is made as of the 3rd day of June, 2024 (the “Effective Date”), by and between DynaResource, Inc., a Delaware corporation (the “Company”), and Rohan Hazelton (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to accept employment, as the Chief Executive Officer of the Company, pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, including the compensation to be paid to Executive, the parties hereby agree as follows:

1.
Employment; Term; Duties and Responsibilities.
1.1.
Employment as Chief Executive Officer. The Company wishes to employ Executive as its Chief Executive Officer, and Executive hereby accepts such employment, subject to the terms and conditions of this Agreement. Executive represents and warrants to the Company that he is not a party to any agreement that would restrict or prohibit him from being employed by the Company.
1.2.
Term. The provisions of this Agreement shall be effective as of the Effective Date and shall continue in force until terminated as provided in Section 3 (the “Term”). While Section 3 provides details on the consequences of termination that depend on how and why termination occurs, the parties acknowledge that Executive’s employment with the Company is AT WILL and may be terminated by the Company at any time.
1.3.
Duties and Responsibilities. Executive shall report directly to the Board of Directors of the Company (the “Board”). Executive shall have such duties and responsibilities, and the power and authority, normally associated with the position of Chief Executive Officer, as well as any additional duties and responsibilities, that shall, from time to time, be adopted, delegated, or assigned to him by the Board including but not limited to the duties, responsibilities, power, and authority described in the job description attached hereto as Exhibit A. Executive shall comply with all Company policies and procedures, as such may be adopted and modified from time to time. Executive shall keep the Board fully informed of any and all matters of a material nature, and seek Board approval of appropriate matters, in accordance with his fiduciary duties to the Company and its shareholders.
1.4.
Devotion of Time. During the Term, Executive shall devote all of his working time, care and attention to his duties, responsibilities and obligations to the Company. Executive may manage personal investments, serve on the boards of civic and charitable entities, and, with the prior written consent of the Board, serve on the boards of other for-profit entities; provided, however, that such activities do not, either individually or in the aggregate, interfere or conflict with Executive’s duties and responsibilities with the Company.
1.5.
Principal Office. Executive’s primary office location will be at his home in Toronto, Canada, but his primary office location may be changed upon mutual agreement with the Board. Regardless

1

EXHIBIT 10.2

of the location of his primary office, Executive is expected to spend a significant number of days (but less than 183 days) each calendar year of the Term at the Company’s mine location in Mexico.
2.
Compensation; Benefits. As compensation and consideration for the services to be rendered by Executive to the Company in accordance with the terms and conditions of this Agreement, and while Executive is employed with the Company, Executive shall be entitled to the compensation and benefits set forth in this Section 2 (subject, in each case, to the provisions of Section 3 of this Agreement).
2.1.
Base Salary. Executive shall receive an annual base salary (the “Base Salary”) of Two Hundred Twenty-Five Thousand and no/100 Dollars ($225,000.00) per year, payable in accordance with the Company’s standard payroll dates and practices. Executive’s Base Salary may be reviewed and adjusted no more frequently than annually by the Compensation Committee of the Board (the “Comp Committee”).
2.2.
Annual Bonus. Executive shall be eligible to receive an annual, discretionary bonus, as determined by the Comp Committee (the “Discretionary Bonus”), in an amount up to 50% of the Base Salary paid in the previous calendar year. For the avoidance of doubt, the “Base Salary paid in the previous calendar year” means that, for a partial calendar year, the Discretionary Bonus would be based on the Base Salary paid for the actual number of days worked during such year, rather than the entire annual Base Salary. The Discretionary Bonus shall be payable entirely in deferred stock units (“DSUs”) under the Company’s 2023 Amended and Restated Equity Incentive Plan (the “Plan”), as the Plan may be amended, or any subsequent equity compensation plan. The Discretionary Bonus for each completed calendar year shall be determined after year-end and paid at the same time as corresponding bonuses to other senior executives of the Company generally but no later than March 31 following the end of each calendar year during the Term. At the time of awarding DSUs for each annual Discretionary Bonus, the Comp Committee shall specify the conditions for earning the Common Stock underlying such DSUs. Executive must remain employed by the Company at the time of payment to receive the Discretionary Bonus for a prior calendar year.
2.3.
Signing Bonus.
(a)
Option Award. Upon executing this Agreement, Executive will receive an option to purchase seven hundred fifty thousand (750,000) shares of Common Stock of the Company (the “Option”) at an exercise price equal to the closing price reported on otcmarkets.com for the last trading day prior to the date of the Agreement, pursuant to an Award Agreement (the “Option Agreement”) under the Plan. Pursuant to the terms of the Plan and the Option Agreement, the Option will vest and become exercisable one-third per year on each of the first three anniversaries of the grant date and will be exercisable for a period of five years from the grant date.
(b)
DSU Award. Upon executing this Agreement, Executive will receive an award of five hundred thousand (500,000) DSUs (the “Grant Date DSUs”) pursuant to an Award Agreement (the “DSU Agreement”) under the Plan. The DSU Agreement will provide that the Comp Committee will establish performance metrics for the Grant Date DSUs within 90 days following the grant date.
(c)
RSU Award. Upon executing this Agreement, Executive will receive an award of five hundred thousand (500,000) restricted stock units (the “Grant Date RSUs”) pursuant to an Award Agreement (the “RSU Agreement”) under the Plan. Pursuant to the terms of the Plan and the RSU Agreement, the RSUs will vest and become exercisable one-third per year on each of the first three anniversaries of the grant date.

EXHIBIT 10.2

2.4.
Payment in Lieu of Other Benefits. While Executive’s primary office location is outside the United States, in lieu of the right to participate in healthcare, retirement, and other benefit plans and programs that the Company makes generally available from time to time to its employees, the Company will pay to executive an amount in cash equal to ten percent (10.0%) of the amount of his Base Salary each year (the “Benefit Pay”) divided into installments according to the Company’s normal payroll schedule. If Executive relocates his primary office location to the United States, then upon Executive’s mutual agreement with the Company, the Benefit Pay will cease and Executive will become eligible to participate in all healthcare, retirement, and other benefit plans and programs of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms thereof. Nothing in this Agreement shall limit the Company’s ability to change, modify, cancel, amend or discontinue any of these plans.
2.5.
Reimbursement of Expenses. The Company shall pay directly or reimburse Executive for reasonable business-related expenses and disbursements incurred by him for and on behalf of the Company in connection with the performance of his duties for the Company, subject to the Company’s written policies relating to business-related expenses as in effect from time to time. Executive shall submit to the Company, no later than the month after the month during which he incurred any such business-related expenses and disbursements, a report of such expenses and disbursements in the form normally used by the Company and receipts with respect thereto, and the Company’s obligations under this Section 2.5 shall be subject to compliance therewith. Reimbursement of any business-related expenses and disbursements shall be made in accordance with the Company’s written policies relating to business-related expenses as in effect from time to time. In no event will reimbursement of any business-related expenses and disbursements be made later than the last day of the calendar year following the calendar year in which any such expense or disbursement was incurred.
2.6.
Vacation. Executive shall be entitled to six weeks of paid vacation each calendar year in accordance with the Company’s Paid Time Off (PTO) policy in effect from time to time.
2.7.
Professional Fees. The Company shall pay all of Executive’s normal Canadian CPA dues and the costs of required professional learning/training certifications, courses, and continuing education requirements arising during the Term for Executive to maintain his Canadian CPA license.
2.8.
Deductions; Withholdings. All compensation payable to Executive under the terms of this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.
3.
Termination.
3.1.
Termination by the Company. The Company shall have the right, subject to the terms of this Agreement, to terminate Executive’s employment at any time, with or without Cause (as defined below). The Company shall give Executive written notice of a termination for Cause (the “Cause Notice”) in accordance with Section 7.2. The Cause Notice shall state the particular action(s) or inaction(s) giving rise to the termination for Cause. If Executive remedies the action(s) or inaction(s) giving rise to the Cause Notice to the satisfaction of the Comp Committee within the 30-day period following his receipt of the Cause Notice, the Cause Notice shall be deemed rescinded and of no force or effect.
3.2.
Termination by Executive. Executive shall have the right, subject to the terms of this Agreement, to terminate his employment at any time, for any reason or for no reason. Executive shall also have the right, subject to the terms of this Agreement, to terminate his employment at any time for “Good Reason (as defined below). Executive must give the Company written notice, in accordance with Section

EXHIBIT 10.2

7.2 of this Agreement, of any Good Reason termination of employment. Such notice must be given within 60 days following Executive’s knowledge of the first occurrence (as determined without regard to any prior occurrence that was subsequently remedied by the Company) of a Good Reason circumstance, and must specify which of the Good Reason circumstances Executive is relying on, the particular action(s) or inaction(s) giving rise to such circumstance, and the date that Executive intends to separate from service, as defined under Section 409A of the Internal Revenue Code of 1986, as amended, which shall be no earlier than thirty (30) days following the date of the Company’s receipt of the notice. Executive’s termination shall not be deemed a Good Reason termination of employment if (i) within 30 days of the Company’s receipt of such notice, the Company remedies the circumstance(s) giving rise to the notice, or (ii) Executive’s termination of his employment does not occur within 60 days after the end of the 30-day period provided to the Company to remedy the circumstances giving rise to the notice.
3.3.
Death. If Executive dies during the Term, Executive’s employment shall automatically terminate, such termination to be effective on the date of Executive’s death.
3.4.
Disability. If Executive shall suffer a Disability (as defined below), the Company shall have the right to terminate Executive’s employment, such termination to be effective upon the giving of notice to Executive in accordance with Section 7.2 of this Agreement. Executive cannot be terminated for Disability unless the Company has delivered a written demand for substantial performance to Executive, specifically identifying the manner in which Executive has not substantially performed his duties, and Executive does not cure such failure within sixty (60) days of such demand.
3.5.
Termination of Employment following a Change in Control.
(a)
Triggering Event. Executive may not invoke Change in Control (as defined below) protections under this Agreement unless a Triggering Event (as defined below) occurs following the occurrence of a Change in Control. For clarity, nothing in the provision derogates from the Executive's right under Section 3.2 to give the Company notice of any Good Reason at any time during the Term, including following a Change of Control.
(b)
Company Successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Company had terminated Executive without Cause as of the day immediately before such succession became effective. As used in this Section 3.5(b), the “Company” shall mean the Company as defined in the first sentence of this Agreement and any successor to all or substantially all its business or assets or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise.
3.6.
Effect of Termination.
(a)
Termination by the Company for Cause or by the Executive without Good Reason. In the event of the termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, the Company shall pay to Executive (or his beneficiary, heirs or

EXHIBIT 10.2

estate, in the event of his death) (i) any Base Salary, to the extent not previously paid, earned prior to the date of termination; (ii) any reimbursable business expenses that have not yet been reimbursed; (iii) the cash equivalent of any unused vacation time accrued to the date of termination in accordance with the Company’s PTO policies then in effect; and (iv) any Benefit Pay or (if applicable) benefits payable under the Company’s retirement, healthcare, and other plans in which Executive was a participant at the time of termination (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid within 30 days after the date of termination. Nothing in this Agreement shall be construed to limit the rights and remedies which may be available to the Company in the event of a termination of Executive’s employment by the Company for Cause.
(b)
Termination by the Company without Cause, by Executive for Good Reason, Resulting from Executive’s Death or Disability, or in the Event of a Triggering Event following a Change in Control. In the event of termination of Executive’s employment by the Company without Cause, by Executive for Good Reason, or as a result of Executive’s death or Disability, or in the event of a Triggering Event following a Change in Control, Executive (or, in the case of death, his beneficiary, heir or estate) shall be entitled to the Accrued Benefits and an additional payment (the “Severance Payment”) equal to the Base Salary and maximum Discretionary Bonus to which Executive would have been entitled if the Agreement had remained in effect for an additional twenty-four (24) months following his termination. Subject to Section 7.10, the Accrued Benefits and Severance Payment shall be paid in a single lump sum within sixty (60) days following termination or the occurrence of a Triggering Event.
3.7.
Conditions of Payment. Any payments or benefits made or provided in connection with the termination of Executive’s employment with the Company in accordance with Section 3.6 (other than payments made or provided in accordance with Section 3.6(a) or due to a termination of Executive’s employment due to his death) are subject to Executive’s:
(a)
compliance with all applicable provisions of this Agreement, including the restrictive covenants identified in Sections 4 and 5 of this Agreement;
(b)
delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans prior to the scheduled date for which the applicable payment or benefit is to be made or provided; and
(c)
delivery by Executive of an executed, concurrently-effective, General Release substantially in the form attached to this Agreement as Exhibit B, with such changes or additions as needed under then applicable law to give effect to its intent and purpose.
3.8.
Cooperation; Assistance. Following termination of Executive’s employment for any reason, Executive agrees to cooperate fully, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses (including reasonable attorney fees), with the Company or any subsidiary and its or their counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which Executive was involved or about which he had knowledge during his employment with the Company or any subsidiary. Such cooperation shall include appearing from time to time at the offices of the Company or any subsidiary or its or their counsel for conferences and interviews and, in general, providing the officers of the Company or any subsidiary and its or their counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive further agrees, upon termination of his employment for any reason, and if the Comp Committee or Board requests, to assist

EXHIBIT 10.2

his successor in the transition of his duties and responsibilities to such successor. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties.
3.9.
Certain Definitions. For purposes of this Section 3, the following terms shall have meanings set forth in this Section 3.9.
(a)
“Cause” shall mean:
(i)
Executive’s conviction of or plea of nolo contendere to a felony;
(ii)
any act of fraud, theft, embezzlement, or gross negligence by Executive,
(iii)
material dishonesty, breach of fiduciary duty, or misconduct in performance of Executive’s duties to the Company;
(iv)
the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;
(v)
a material breach by Executive of any of the terms or provisions of this Agreement; or
(vi)
Executive’s failure to perform (other than as a result of Executive’s Disability) or substantial neglect in the performance of Executive’s duties and responsibilities to the Company, including but not limited to, the Executive’s willful failure to comply with any valid and legal directive of the Board.
(b)
A “Change in Control” shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:
(i)
Any person (other than (i) the Company or any subsidiary of the Company, (ii) a corporation or other entity owned, directly or indirectly, by the shareholders of the Company as of the Effective Date in substantially the same proportions as their ownership of the Company, or (iii) an employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company, representing fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding securities; or
(ii)
A merger, consolidation, reorganization or share exchange, or sale of all or substantially all of the assets, of the Company, unless, immediately following such transaction, all or substantially all of the beneficial owners of the Company immediately prior to such transaction will beneficially own in substantially the same proportions, directly or indirectly, more than 51% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such transaction (including, without limitation, a corporation or other entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”).

EXHIBIT 10.2

(iii)
All terms used in this Section 3.10(c) shall be interpreted in a manner consistent with the Securities Exchange Act of 1934.
(c)
“Disability” shall mean any physical or mental incapacity as a result of which Executive is unable to perform substantially all of his essential duties for an aggregate of six (6) months, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship.
(d)
“Good Reason” shall mean the occurrence of any of the following during the Term without Executive’s prior written consent:
(i)
a material diminution in the Executive’s authority, duties and/or responsibilities, generally, or, for the first 12 months following the date of this Agreement, any material change in the ordinary and customary delineation of duties between the Executive and the non-executive members of the Board of Directors;
(ii)
a material failure by the Company to comply with the provisions of this Agreement, including any failure to pay Executive’s Base Salary or Benefit Pay (provided that an isolated, insubstantial or inadvertent action or omission that is not in bad faith and is remedied by the Company promptly after receipt of notice thereof given by Executive shall not constitute Good Reason);
(iii)
in the event of the occurrence of a Change in Control, the failure of a successor to the Company to explicitly assume and agree to be bound by the terms of the Change in Control provisions contained in this Agreement; or
(iv)
failure of the Company’s shareholders to approve the Plan at the 2024 annual meeting of shareholders.
(e)
“Triggering Event” shall mean a termination of the Executive’s employment with the Company or any Successor Entity at any time prior to the end of the twelve (12) month period following a Change in Control (such period of time being referred to as the “Employment Period”), unless (i) such termination is by reason of the Executive’s Total Disability or death; or (ii) the Company terminates the Executive’s employment with the Company or Successor Entity for Cause; or (iii) the Executive terminates his employment with the Company or Successor Entity without Good Reason.
4.
Confidentiality.
4.1.
Acknowledgements. Executive acknowledges and agrees that:
(a)
by reason of his employment with the Company and his service as an officer of the Company, Executive will have knowledge of all aspects of the Company’s operations and will be entrusted with and have access to confidential and secret proprietary business information and trade secrets of the Company, including but not limited to:
(i)
information regarding the Company’s business priorities and strategic plans;
(ii)
information regarding the Company’s personnel;

EXHIBIT 10.2

(iii)
financial and marketing information (including but not limited to information about costs, prices, profitability and sales information not available outside the Company);
(iv)
secret and confidential plans for and information about new or existing services, and initiatives to address the Company’s competition;
(v)
information regarding customer relationships; and
(vi)
proprietary or Confidential Information of customers or clients for which the Company may owe an obligation not to disclose such information.

(all such information shall be collectively referred to as “Confidential Information”);

(b)
the Company and its subsidiaries, affiliates and divisions will suffer substantial and irreparable damage that will not be compensable through money damages if Executive should divulge or make use of Confidential Information acquired by Executive in the course of his employment with the Company and service to the Board other than as may be required or appropriate in connection with Executive’s work as an employee of the Company; and
(c)
the provisions of this Agreement are reasonable and necessary for the protection of Confidential Information, the business of the Company and its subsidiaries, affiliates and divisions, and the stability of their workforces.
4.2.
Confidentiality. Except as may be required or appropriate in connection with Executive’s work as an employee of the Company, Executive shall keep confidential all Confidential Information he learns of during his employment with the Company regarding the Company, its business, operations, systems, employees, customers, clients and prospective clients. In addition, Executive agrees that he will not disclose Confidential Information obtained from the Company or its officers, directors or management during his employment, including, but not limited to, information regarding, or statements by, the Company or its officers, directors or management, to anyone other than as required by law or in response to a lawful court order or subpoena.
4.3.
Witness Participation. Nothing in this Section 4 shall prohibit Executive from participating as a witness at the request of the Company or a third party in any investigation by the SEC or any other governmental agency charged with the investigation of any matters related to Executive’s employment with the Company, nor shall Executive be prohibited from testifying in response to a subpoena, court order or notice of deposition. Executive agrees to notify the Company’s General Counsel, in writing, at least ten (10) days prior to the response deadline or appearance date (whichever is earlier) for any such subpoena, court order or notice of deposition issued by a court or investigating agency which seeks disclosure of any Confidential Information, or as much notice as feasible if the response deadline or appearance date is less than ten (10) days from the date of Executive’s receipt of any such subpoena, court order or notice of deposition. Executive further agrees to take any actions reasonably requested by the Company to allow the Company to protect the release of information regarding Executive’s employment from the Company in such court or agency proceeding.
4.4.
Use Limitations. Executive agrees that:

EXHIBIT 10.2

(a)
he will not, at any time, remove from the Company’s premises any notebooks, software, data or other Confidential Information relating to the Company, except to the extent necessary or appropriate to perform his duties and responsibilities under the terms of this Agreement;
(b)
upon the expiration or termination of this Agreement for any reason whatsoever, Executive shall promptly deliver to the Company any and all notebooks, software, data and documents and material, including all copies thereof, in his possession or under his control relating to any Confidential Information, or which is otherwise the property of the Company; and
(c)
he will not use any Confidential Information for his own benefit or for the benefit of any new employer or any third person.
4.5.
Company. For purposes of this Section 4, the term “Company” shall mean and include the Company and any and all subsidiaries and affiliated entities of the Company in existence from time to time.
5.
Non-Competition and Non-Solicitation.
5.1.
Acknowledgements. Executive acknowledges that, by virtue of Executive’s position with the Company, Executive will be exposed to and acquire significant Confidential Information about the Company and its existing and future plans and strategies. As a result, Executive acknowledges that the Company has a legitimate business interest supporting the restrictive covenants set forth in this Section 5.
5.2.
Covenants. During Executive’s employment with the Company and until the first anniversary of the date of termination of Executive’s employment with the Company for any reason, Executive shall not in any manner, directly or indirectly, within the United States (without the prior written consent of a duly authorized officer of the Company):
(a)
act as a Competitive Enterprise (as defined below) or accept any engagement in any capacity that involves Executive performing management, consultation, advisory, sales, or other services of any kind with or for a Competitive Enterprise, directly or indirectly;
(b)
Solicit (as defined below) any Customer (as defined below) to reduce or refrain from doing any business with the Company or any of its subsidiaries;
(c)
transact business with any Customer that would cause Executive to be a Competitive Enterprise;
(d)
interfere with or damage any relationship between the Company or any its subsidiaries with a Customer; or
(e)
Solicit anyone who is then an employee of the Company or any of its subsidiaries (or who was an employee of the Company or any of its subsidiaries within the prior 12 months) to resign from the Company or any of its subsidiaries or to apply for or accept employment with any other business or enterprise.
5.3.
Certain Definitions. For purposes of this Section 5, the following terms shall have meanings set forth in this Section 5.3:

EXHIBIT 10.2

(a)
“Competitive Enterprise” means any business enterprise that either (A) operates a mine within 100 miles of the location of any mine operated by the Company or any of its subsidiaries; or (B) holds a greater than 5% equity, voting or profit participation interest in any enterprise that operates a mine within 60 miles of the location of any mine operated by the Company or any of its subsidiaries.
(b)
“Customer” means any customer or prospective or potential customer of the Company or any of its subsidiaries whose identity became known to Executive in connection with Executive’s relationship with or employment by the Company or any of its subsidiaries and who may be a customer within 12 months after the termination of this Agreement.
(c)
“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.
6.
Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 4 or 5 of this Agreement, the Company shall have the right and remedy (which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without posting a bond or proving irreparable injury, it being acknowledged by Executive that any such breach or threatened breach will or may cause irreparable injury to the Company and that money damages will or may not provide an adequate remedy to the Company.
7.
Miscellaneous.
7.1.
Benefit of Agreement, Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.2.
Notices. Any notice required or permitted under this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by certified mail, postage prepaid, with return receipt requested or by reputable overnight courier, addressed: (a) in the case of the Company, to the General Counsel of the Company at the Company’s then-current corporate headquarters, and (b) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as either party shall designate by written notice to the other party. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by certified mail or by courier.
7.3.
Entire Agreement; Amendment. Except as specifically provided in this Agreement, this Agreement contains the entire agreement of the parties to this Agreement with respect to the terms and conditions of Executive’s employment during the Term, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to compensation due for services rendered under this Agreement; provided, however, that, except to the extent expressly provided in this Agreement, any outstanding award agreements and cash or equity incentive arrangements between the Company and Executive shall remain in effect following the Effective Date. For the avoidance of doubt, in the event of any inconsistency between this Agreement and any plan, program or arrangement of the Company or its affiliates, the terms of this Agreement shall control. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties.

EXHIBIT 10.2

7.4.
Waiver. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach.
7.5.
Headings. The section headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.
7.6.
Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas, without reference to the principles of conflicts of laws.
7.7.
Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to effectuate the intended preservation of such rights and obligations, including, without limitation, Section 4 and 5 of this Agreement.
7.8.
Validity. The invalidity on unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this is held to be invalid, void or unenforceable, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.
7.9.
Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
7.10.
Section 409A.
(a)
Notwithstanding the due date of any post-employment payments, if at the time of the termination of Executive’s employment Section 409A is triggered and if Executive or Company would be subject to liability or other penalty for failure to comply with 409A, and if Executive is a “specified employee” (as defined in Section 409A), Executive will not be entitled to any payments upon termination of employment that are subject to Section 409A until the later of (i) the date that payments are scheduled to be made under this Agreement, or (ii) the earlier of (A) the first day of the seventh month following the date of termination of his employment with the Company for any reason other than death, or (B) the date of Executive’s death. The provisions of this paragraph will only apply if 409A is triggered, and will only apply if and to the extent required to avoid any “additional tax” under Section 409A either to Executive or Company. If 409A is triggered, the parties to this Agreement intend that the determination of Executive’s termination of employment shall be made in accordance with Treasury Reg. Section 1.409A-1(h) and that Executive will be paid as set forth in Section 3.6, to the extent consistent with law.
(b)
If Section 409A is triggered and if Executive or Company would be subject to liability or other penalty for failure to comply with 409A, the Parties to this Agreement intend that this Agreement and Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Treasury regulations relating thereto so as not

EXHIBIT 10.2

to subject Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company and Executive to maintain to the maximum extent practicable the original intent of the applicable provisions. This Section 7.10 does not guarantee that payments under this Agreement will not be subject to “additional tax” under Section 409A.
7.11.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which will constitute one and the same instrument. The parties agree that electronic signatures, including signatures delivered in PDF format, by DocuSign, or in any other electronic format, shall constitute originals for all purposes.

[Signature page follows]

EXHIBIT 10.2

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement on the date first set forth above.

DynaResource, Inc.

By: /s/ Phillip Rose

Phillip Rose, Chairman of the Audit Committee

By: /s/ Rohan Hazelton

Rohan Hazelton, Individually

EXHIBIT 10.2

Exhibit A

Job Description

The Chief Executive Officer of the Corporation (the “Chief Executive Officer”) shall perform such duties as may be assigned to him from time to time by the Board of Directors. Subject to the direction of the Board of Directors, he shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the Corporation and shall be its chief policy making officer. He shall from time to time report to the Board of Directors all matters within his knowledge that the interests of the Corporation may require to be brought to its notice, and shall also have such other powers and perform such other duties as may be specifically assigned to him from time to time by the Board of Directors. The Chief Executive Officer shall see that all resolutions and orders of the Board of Directors are carried into effect, and in connection with the foregoing, shall be authorized to delegate to a Vice President and the other officers such of his powers and such of his duties as the Board of Directors may deem to be advisable. The Chief Executive Officer shall possess the power to sign all contracts, certificates and other instruments of the Corporation as the Board of Directors from time to time may prescribe.

EXHIBIT 10.2

Exhibit B

General Release

8.
Release by Executive. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned executive (“Executive”), on his own behalf and on behalf of his family members, heirs, executors, administrators, personal representatives, distributees, devisees, legatees, and successors and assigns (collectively, the “Releasing Parties”), does hereby knowingly, voluntarily and unconditionally release, waive, acquit and fully discharge, and agree to hold harmless Dynaresource, Inc., a Delaware corporation (the “Company”) and all of its present and past subsidiaries and affiliates, and its and their officers, directors, shareholders, employee benefit plans, plan fiduciaries and trustees, insurers, employees, agents, representatives, successors and assigns (collectively referred to as the “Releasees”) from any and all claims and causes of action, whether known or unknown, arising out of or related to Executive’s employment with the Company and his separation therefrom, including but not limited to: (a) any and all contract and tort claims including, without limitation, negligence, gross negligence, negligent hiring, retention and/or supervision, malice, defamation, conspiracy, assault, battery, intentional infliction of emotional distress, breach of implied or express contracts, unjust enrichment, quantum meruit, misrepresentation, fraud, estoppel, constructive discharge or wrongful discharge, invasion of privacy; (b) claims for salary, benefits, bonuses, overtime, exemplary damages, lost pay, severance pay, vacation pay, medical, psychiatric or psychological treatment payments (as defined in the Texas Labor Code or any other state or local law); (c) claims for discrimination, harassment or retaliation based on age, disability, race, color, religion, sex, genetic information, national origin, or any other unlawful discrimination, harassment or retaliation; and (d) claims arising pursuant to any law, statute, ordinance, rule or regulation, including but not limited to, the Texas Labor Code, Texas Workers’ Compensation Act, Texas Payday Act and specifically Chapter 21 of the Texas Labor Code; Title VII of the Civil Rights Act of 1964, as amended in 1991;42 U.S.C. § 1981; The Americans With Disabilities Act; The Executive Retirement Income Security Act; The Age Discrimination in Employment Act; The Older Worker Benefit Protection Act; The Fair Labor Standards Act; The Family and Medical Leave Act; The National Labor Relations Act; The Fair Credit Reporting Act; The Immigration Reform Control Act; Executive Order 11246; Occupational Safety and Health Act; The Equal Pay Act; the Worker Adjustment and Retraining Notification Act; the Electronic Communication Privacy Act; the Computer Fraud & Abuse Act; the Sarbanes-Oxley Act; and any state or federal anti-discrimination, consumer protection and/or trade practices act.
9.
Claims Not Released. The release set forth in Section 1 is not intended to release any claims that cannot be released by law, such as claims for vested pension benefits. Nor is Section 1 intended to prevent, restrict or otherwise interfere with Executive’s right to (i) file a charge with any appropriate federal, state or local agency; (ii) cooperate with the investigation of any charge before such agency; (iii) enforce this Agreement; or (iv) seek a judicial determination of the validity of the release set forth in Section 1. If an administrative agency or court assume jurisdiction over any charge or complaint involving claims that are released by Section 1, Executive hereby agrees to not, directly or indirectly, accept, recover or receive any monetary damages or other equitable relief that otherwise would be due, and Executive hereby expressly waives any rights to any such recovery or relief.
10.
Confidential Information. Executive agrees to preserve the confidentiality of all trade secrets and other Confidential Information (as defined in Section 4 of that certain Employment Agreement dated as of April 19, 2023 by and between Executive and the Company (the “Employment Agreement”)) of the Company and its clients. Specifically, Executive acknowledges and agrees that the Company has disclosed Confidential Information which, for purposes of this Agreement, is defined as information which is not generally known in the business or community in which the Company and its clients are engaged or may become engaged or which would logically be considered confidential or proprietary or which would do the

EXHIBIT 10.2

Company or its clients harm if divulged. Executive agrees to treat all such Confidential Information as having been entrusted to him solely for use in his capacity as an employee of the Company and agrees to abide by all of his obligations under Section 4 of the Employment Agreement with respect to all Confidential Information. Executive agrees to respond to inquiries made by the Company related to the services he performed while employed with the Company
11.
Return of Property. Executive agrees he has returned to the Company in good condition and good working order all company property in his possession or control as of the Termination Date, including all Confidential Information.
12.
No Filing of Claims. Executive agrees that neither he, nor any person, organization, or other entity claiming by, through or on behalf of Executive has filed a charge, claim, lawsuit, or cause or permit to file a charge, claim, lawsuit or any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Company involving any matter occurring in the past up to the date of this Agreement, or involving and based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement, unless allowed by law and/or compelled by subpoena or court order.
13.
No Admission of Liability. Neither this Agreement nor anything contained herein shall be construed as an admission by the Company that it has in any respect violated or abridged any federal, state, or local law or any right or obligation that it may owe or may have owed to Executive, nor will this Agreement or its terms be admissible in any proceedings other than a proceeding for breach of the terms contained herein.
14.
Confidentiality of Agreement. Executive agrees and acknowledges that Executive shall keep the existence and terms of this Agreement confidential and that Executive has not and will not directly or indirectly disclose the existence or terms to third persons other than a C.P.A. (or other tax advisor), a minister (or other religious advisor), or spouse, any or all of whom shall first be advised of and agree to this confidentiality promise; other disclosure is, however, permitted where compelled by subpoena and/or court order. In the event Executive receives such a subpoena or court order, Executive agrees to immediately notify the Company before such disclosure is made to allow the Company an opportunity to seek court intervention to prevent such disclosure.
15.
Cooperation. Executive agrees to reasonably cooperate in the defense of any potential claim, dispute, penalty, demand, deficiency or obligation that may be initiated against the Company now or in the future related in any way to the Company’s operations during Executive’s employment, even if Executive is not named as a party. Such cooperation includes, without limitation, making himself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in internal meetings, witness interviews, depositions, and trial testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses he incurs in connection with any such cooperation (excluding foregone wages), provided he obtains advance approval from the Company in writing to incur such expenses. The Company will make reasonable efforts to accommodate Dodson’s scheduling needs to meet the obligations of this provision.
16.
Non-Disparagement. Executive agrees that he will not make any written, oral or online derogatory, misleading, harmful or inflammatory statements concerning the Company, and/or Executive’s employment with the Company which disparage the reputation or goodwill of the Company or which could harm the Company’s business.

EXHIBIT 10.2

17.
Knowing and Voluntary/ Consult Attorney. Executive affirms that he has carefully read this Agreement and knows and understands its contents and that Executive executes it at his own free act and will, and enters into the Agreement knowingly and voluntarily. Executive also affirms that the Company advised Executive to consult with an attorney of Executive’s choice (at Executive’s expense) before Executive signs this Agreement, whether or not Executive chooses to do so.
18.
Time Limits, Revocation, Effective Date. Executive acknowledges and agrees that Executive received this Agreement on the Termination Date. Executive understands that he has twenty-one (21) days from the date Executive receives this Agreement to consider its terms and sign this Agreement, whether or not he chooses to do so. Changes to this Agreement, if any, whether material or not, will not extend the 21-day period. If Executive signs this Agreement, Executive may still revoke Executive’s acceptance of this Agreement for up to seven (7) calendar days after Executive signs it, by notifying the Company in writing before the seven-day period has expired. The written notice must be delivered in person on or before the 7th day after signing the Agreement or, if sent by mail, postmarked no later than the 7th day after signing this Agreement and emailed or mailed to the Chairman of the Compensation Committee of the Board of Directors at the Company’s executive headquarters address.
19.
Effect of Declining or Revoking. Importantly, if Executive does not sign this Agreement within the 21-day period, or if Executive timely revokes this Agreement during the seven-day revocation period, this Agreement will not become effective and Executive will not be entitled to the consideration provided in Section 3.6(b) of the Employment Agreement. If Executive does not revoke this Agreement, this Agreement will take effect on the eighth (8th) day after the Agreement is signed by Executive.
20.
Entire Agreement/Severability. The parties agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto. The parties acknowledge that this Agreement constitutes the entire agreement between them superseding all prior written and oral agreements, except that this Agreement does not supersede the obligations set forth in Sections 4, 5, 6, and 7 of the Employment Agreement, which provisions survived the termination of the Employment Agreement and which Executive acknowledges remain in full force and effect. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language in Section 1 of this Agreement, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release language in Section 1 of this Agreement is found to be illegal or unenforceable, Executive agrees to immediately execute a binding legal and enforceable replacement release for Section 1 of this Agreement.
21.
Governing Law. This Agreement is made in the state of Texas and shall be construed, enforced and governed by and under the laws of the state of Texas.
22.
Counterparts. This Agreement may be executed in counterparts, by either an original signature or signature transmitted by facsimile transmission or other similar process and each copy so executed shall be deemed to be an original and all copies so executed shall constitute one and the same agreement.
23.
Jurisdiction and Jury Waiver. In the event of any future dispute, controversy or claim between any parties arising from or relating to this Agreement, its breach, any matter addressed by this Agreement, and/or Executive’s employment with and/or separation from the Company, all parties to the Claim WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY TO THE CLAIM. The parties hereby

EXHIBIT 10.2

agree and consent to the jurisdiction and venue of the United States District Court for the Southern District of Texas, Houston Division, for any dispute, controversy or claim.

THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE SIGNING IT.

Date: June 3, 2024

By: /s/ Rohan Hazelton

Rohan Hazelton, Individually